Exhibit 99(a)(5)(F)

JERRICK MEDIA HOLDINGS, INC.

PUBLIC ANNOUNCEMENT

EXTENSION OF TENDER OFFER UNTIL

11:59 P.M., EASTERN TIME, ON MARCH 21, 2019

March 15, 2019

Jerrick Media Holdings, Inc., (OTCQB: JMDA) (the “Company” or “Jerrick”), a technology company and the creator of Vocal, announced today that it has elected to extend the expiration date for its offer to holders of certain of the Company’s outstanding warrants (the “Warrants”), each with an exercise price of $0.20, to receive an aggregate of 61,832,962 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), to receive thirty-three thousand three-hundred thirty-three (33,333) Shares in exchange for every one-hundred thousand (100,000) Warrants tendered by the holders of Warrants (the “Tender Offer”) until 11:59 p.m., Eastern Time, on Thursday, March 21, 2019 to accommodate interest in the offering. Issuance of the Shares for properly tendered Warrants will be made promptly upon the expiration of the Tender Offer or as soon as practicable thereafter. The Tender Offer previously was scheduled to expire at 5:00 p.m., Eastern Time, on Thursday, March 14, 2019. The full terms and conditions of the Tender Offer (excluding the extension of the expiration date described above) are set forth in the Offer to Exchange, Letter of Transmittal and related materials, each dated February 14, 2019, as amended and supplemented from time to time (the “Offer Materials”).

Stockholders of the Company that have already tendered their Warrants need not take any further action as a result of this Public Announcement. Questions regarding this Public Announcement or any terms and conditions of the Tender Offer should be directed to the Company at (201) 258-3770.

This Public Announcement is for informational purposes only and shall not constitute an offer to purchase, nor a solicitation for acceptance, of the Tender Offer. The Tender Offer is being made only pursuant to the Offer Materials.

As of 11:59 Eastern Time on March 13, 2019, preliminary results of the Tender Offer indicate that 30,332,824

Warrants had been tendered for an exchange of 10,110,861 Shares.

About Jerrick

Jerrick is a holding company that develops technology-based solutions designed to solve for challenges that have resulted from disruption and evolution within the broad media and content generation environment. Its flagship product Vocal is a long-form, digital publishing platform focused on supporting content creators by providing them with content management tools that are embedded within digital communities. Vocal is architected to enable targeted marketing of branded content and e-commerce opportunities embedded within long-form content. Vocal’s community sites are managed by a dedicated team, whose primary focus is on creating healthy communities and identifying monetization opportunities within them.

For news and more information please visit: https://jerrick.media/

For regular updates on Jerrick and Vocal, follow our LinkedIn pages:

Jerrick: https://www.linkedin.com/company/jerrick-media/

Vocal: https://www.linkedin.com/company/vocal/

Vocal for Brands: https://www.linkedin.com/showcase/vocal-for-brands/

Jeremy Frommer: https://www.linkedin.com/in/jeremyfrommer/

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of Jerrick Media Holdings, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  These statements include, but may not be limited to, those relating to the Tender Offer, and the transactions expected to be engaged in in connection with the Tender Offer.  In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include risks associated with the transactions contemplated by the Tender Offer, including but not limited to risks related to the failure to close the transactions contemplated by the Tender Offer, and other risks, uncertainties and other factors described in the Company’s quarterly reports on Form 10-Q and annual reports on Form 10-K and in Company’s other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements to reflect subsequent events or circumstances or actual outcomes.  Actual results could vary materially depending on such risks and uncertainties that may affect the Company and its business.